SCHEDULE 6.2(c)

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into as of the 6th day of February, 2007, by and among Joseph M. Dahan (“Employee”) and Innovo Group Inc., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee on the terms and conditions set forth in this Agreement and Employee desires to be employed by the Company on such terms and conditions;

WHEREAS, in connection with the employment, the Company and the Employee have entered into a separate merger agreement with an entity in which Employee is the sole stockholder (the “Merger”);

WHEREAS, the parties wish to execute this Agreement as of the date hereof to become effective without further action by the parties if and when all of the conditions set forth in Section I.B. are met; and

NOW, THEREFORE, in consideration of the respective representations, warranties and covenants hereinafter set forth, the parties agree as follows:

I.                   EMPLOYMENT.

A.             The Company agrees to employ Employee and Employee agrees to remain in the employ of the Company, upon the terms and subject to the conditions provided herein.

B.              This Agreement shall become effective immediately after the date on which all of the following conditions precedent have been fulfilled:

i)                  The Company and Employee have executed this Agreement and consummated the Merger.

C.              Nothing herein shall require the Company to use anything other than its good faith efforts to fulfill the conditions described above. Notwithstanding anything to the contrary, it is expressly understood that the obligations contained in this Agreement shall not become effective or enforceable against the parties until the Effective Date occurs. “Effective Date” shall mean the date when the condition of Section I.B. is satisfied.

II.              POSITION, DUTIES AND RESPONSIBILITIES.

A.             Employee shall serve as Creative Director of the Brand or in such other capacity or capacities as shall be mutually agreed upon from time to time by Employee and Company. For the purpose of this Agreement, the term “Brand” shall mean the Joe’s® and Joe’s Jeans® branded products, with the exceptions set forth in this Agreement. Employee shall report directly to the Chief Executive Officer of Company (the “CEO”), and shall hold the title of “Creative Director” of the Brand.

B.              Employee’s duties and responsibilities as Creative Director shall include, but not be limited to, overseeing, directing and exploiting the Brand. Such oversight, direction and exploitation shall include management and supervision of the creative process of the Brand which results in the final product of the Brand entering the marketplace.

C.              Employee recognizes the duties and responsibilities set forth hereinabove are essential and material services being provided to the Company, and as a result thereof Employee shall devote substantially all of his business time, attention and efforts in the faithful performance of his duties hereunder in a manner that shall faithfully and diligently further the business and interests of the Company. Notwithstanding the foregoing, Employee shall be entitled to spend certain business time and attention on charitable or personal causes, provided that such time and attention does not materially interfere with his duties and responsibilities under this Agreement.

D.             In the performance of Employee’s duties, he shall use reasonable best efforts to ensure that the quality of his performance and work in connection with the Brand maintain the image and presence of the Brand at a level consistent with such image as of the date of the execution of this Agreement.

E.              Employee further acknowledges and agrees that, as a result of his fiduciary obligations to the Company in connection with his position as an employee of the Company and a member of its Board of Directors, he shall not take personal advantage of any business opportunity that arises during his employment with the Company which may be a benefit to the Company (except as otherwise permitted under Section II.F) unless all material facts regarding such opportunity are promptly reported to the Board for consideration by the Company and the disinterested members of the Board determine to reject the opportunity and to approve Employee’s participation therein.

F.               Employee and Company further acknowledge that Employee’s spouse is involved in certain aspects of the apparel industry which, as of the date of the Merger, are not directly competitive to the Brand. Employee agrees that this relationship and said spouse’s involvement in the apparel industry shall in no way interfere with his ability to perform his duties and responsibilities hereunder. The Employee and Company agree that any direct or indirect financial or pecuniary interest which Employee may have in any such business may not be deemed a violation of this Agreement. Company agrees that so long as Employee’s spouse’s involvement in the apparel industry continues to not directly compete with the Brand in the premium denim apparel market that such involvement shall not be deemed a violation of Employee’s obligations hereunder.

G.            Employee and Company acknowledge that as Creative Director of the Brand for the Company, Employee shall have the authority to perform his duties and responsibilities without interference by the Company. However, without the prior written consent of Company, Employee shall not cause or permit the Company to:

i)                  sell, exchange, lease, mortgage, pledge, charge or otherwise transfer or encumber all or any portion of any material assets of the Company or any subsidiary;

ii)              enter into any material transaction or series of related material transactions involving capital expenditures, which in the aggregate are deemed to be material, including incoming lease commitments, purchases of equipment or inventory or other expenditures that are not consistent with any established budget of the Company then in effect;

iii)          enter into or amend any material agreement, commitment or other transaction, or any series of related agreements, commitments or other transactions between the Company and any affiliate; or

iv)            take any material action outside the ordinary course of business.

v)                For the purposes of this Section II.G., “material” shall mean an amount, action, inaction, item of significance or importance which if spent, obligated, performed or not performed or altered may result in an adverse effect upon the condition (financial or otherwise), earnings, business or business prospects, properties or operations of the Company and its subsidiaries, considered as one enterprise.

III.         COMPENSATION AND BENEFITS.

A.             So long as this Agreement is in full force and effect and except as otherwise set forth herein, the Company shall pay Employee an annual base salary in accordance with the following Gross Profit (defined hereinbelow) calculations (the “Salary”); provided, however, in no event shall Employee’s Salary be less than Nine Hundred Fifty Thousand ($950,000) Dollars (“Minimum Salary Amount”) which shall be creditable on an annual basis against the following Salary calculation amounts:

i)                  7% of Gross Profit up to $22,500,000; plus

ii)              an additional 3% of Gross Profit of any dollar amount within the next $9,000,000 of Gross Profit above $22,500,000 in Gross Profit; plus

iii)          an additional 2% of Gross Profit of any dollar amount within the next $9,000,000 of Gross Profit above $31,500,000 in Gross Profit; plus

iv)            an additional 1% of Gross Profit of any dollar amount of Gross Profit above $40,500,000 of Gross Profit.

If 7% of Gross Profit for any fiscal year is less than the Minimum Salary for that fiscal year period, such shortfall shall not be taken into account for the calculations under this Section III.A for any subsequent fiscal year.

By way of example, in the event the Company achieves Gross Profit of Ten Million ($10,000,000) Dollars during its fiscal year, then Employee shall be entitled to receive the Minimum Salary for that fiscal year period, notwithstanding the fact that the formula calculated out as set forth in Section III.A(i) above would only equal $700,000.

Further by way of example, in the event the Company achieves Gross Profit of Twenty-Five Million ($25,000,000) Dollars during its fiscal year, then Employee shall be entitled to receive total cash compensation of $1,650,000 for that fiscal year, calculated as follows:

$22,500,000 x 7% =	$1,575,000 (includes Minimum Salary)
[$25,000,000 - $22,500,000] x 3% =	$75,000
Total Compensation:	$1,650,000

Finally by way of example, in the event the Company achieves Gross Profit of Forty-Five Million ($45,000,000) Dollars during its fiscal year, then Employee shall be entitled to receive total cash compensation of $2,070,000 for that fiscal year, calculated as follows:

$22,500,000 x 7% =	$1,575,000 (includes Minimum Salary)
[$31,500,000 - $22,500,000] x 3% =	$270,000
[$40,500,000 - $31,500,000] x 2% =	$180,000
[$45,000,000 - $40,500,000] x 1% =	$45,000
Total Compensation:	$2,070,000

For purposes of this Agreement, the phrase “Gross Profit” shall be defined as Net Sales of the Brand less Cost of Goods Sold for the Brand as such is reported in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”) and fiscal year shall mean the fiscal year as reported therein.

The Minimum Salary Amount shall be made to Employee pursuant to this Section III.A shall be made in accordance with the Company’s regular payroll policy and subject to withholding for taxes as required by law. Any additional Salary amounts shall be paid in advance on a monthly basis within ten (10) business days after the end of the preceding month. On a quarterly and annual basis, after the Company reports its Gross Profit in its SEC filings, the Company and Employee shall reconcile the additional Salary payments made in advance to the Employee pursuant to this Agreement. To the extent the advance additional Salary payments made to the Employee do not equal the amount of additional Salary actually earned by Employee for any quarter or fiscal year, as determined on the basis of the Company’s SEC filings for such fiscal period, (i) the Company shall recover any overpayment from Employee as an offset against future payments of additional Salary; and (ii) the Company shall promptly pay any underpayment to Employee. In the event that this Agreement is terminated pursuant to Section V.F., then Employee shall receive his pro rata Minimum Salary Amount and additional Salary otherwise due as of the date of termination. Additional Salary amounts shall be calculated as soon as practicable after the date of termination.

B.              Employee shall also be entitled to receive those benefits outlined in the Company’s Employee Handbook in effect during the Term of this Agreement and any additional benefits received by other named executive officers of Company, if any.

C.              Employee is authorized to incur necessary and customary expenses in connection with the business of the Company, including expenses for entertainment, trade association meetings, travel, promotion and similar matters, consistent with the Company’s policies as in effect from time to time. The Company will pay or reimburse Employee for such expenses in accordance with the established expense reimbursement policy then in effect for employees of the Company.

IV.           TERM. Employee’s employment shall commence on the Effective Date, and shall terminate ten years from the Effective Date, unless terminated sooner as provided in this Agreement (the “Term”).

V.                TERMINATION.

A.             If Employee is determined to be Disabled (as defined below), Employee’s employment may be terminated upon sixty (60) days written notice. If Employee’s employment is terminated under this Section V.A of this Agreement, then the Company shall pay to Employee (or his legal representative) his salary through the date of termination as well as any benefits to which Employee may be entitled as of the date of termination under the benefit plans referred to in Section III.B of this Agreement, but the Company will be responsible for no other payments of any nature to employee if termination occurs under this provision.

For purposes of this Agreement, “Disabled” shall mean the Employee is unable, as a result of a medically determinable physical or mental illness or incapacity and notwithstanding reasonable accommodation by the Company, to satisfactorily perform his duties under this Agreement for a continuous period of 180 consecutive days, or for shorter periods aggregating 270 days during any period of 12 consecutive months, without any hope or expectation of an ability to resume such duties in the immediate future. Notwithstanding the foregoing, if an insurance company providing group long-term disability insurance for the Company’s employees determines that Employee is entitled to disability benefit payments thereunder, then it shall conclusively be determined that the Employee is Disabled. If no such insurance is then in force or if no such determination has been made, the determination of whether the Employee is Disabled, in the absence of an insurance company determination for disability benefits, shall be made by a majority of the independent members of the Company’s Board of Directors (as “independent director” is defined by Nasdaq corporate governance rules) (the “Independent Directors”) based on the advice and determination of a competent medical doctor selected and compensated by the Company. If a physical examination, medical reports and advice or other evidence is required to enable such determination, Employee shall submit to such examination by such medical doctor and shall consent to the transfer and disclosure to the Company of such information. If Employee withdraws or refuses to provide such consent, then solely for the purposes of this Agreement, there shall be a presumption upon which the Company may rely that Employee is Disabled.

B.              The Company may terminate Employee’s employment for cause (“Cause”) if:

i)                  the Employee is convicted of or enters a plea of guilty or nolo contendere to a felony or a crime involving moral turpitude;

ii)              the Employee materially breaches any provision of this Agreement and such breach is not cured within forty five (45) days of receipt by Employee of written notice thereof;

iii)          the Employee encourages, solicits, persuades or attempts to persuade, any Company employee, consultant, contractor, customer, or potential customer to engage in any of the acts prohibited by this Agreement; or

iv)            the Employee violates any of the Company’s policies and procedures as established from time to time and set forth in the Company’s employee handbook or the Company’s Code of Ethics for which such violation constitutes a breach of such Code of Ethics or warrants termination of employment, including the Company’s sexual harassment policy, or otherwise engages in an act that constitutes sexual harassment.

If Employee’s employment is terminated under this Section V.B of this Agreement, then the Company shall pay to Employee his salary through the date of termination as well as any benefits to which Employee may be entitled as of the date of termination under the benefit plans referred to in Section III.B of this Agreement, but the Company will be responsible for no other payments of any nature to Employee if termination occurs under this provision.

C.              The Company may terminate Employee’s employment without Cause at any time upon two (2) weeks’ written notice to Employee. If Employee is terminated without Cause, Employee will be entitled to receive, in addition to his Salary through the date of termination (as determined and calculated under the provisions of Section III.A) as well as any benefits to which Employee may be entitled as of the date of termination under the benefit plans referred to in Section III.B of this Agreement, an amount equal to the then present value of the remaining Minimum Salary Amounts (and any additional Salary amounts) due to Employee through the end of the Term of the Agreement (“Termination Severance”). The Company shall pay the Termination Severance to Employee within 60 days of the date of termination; provided, however, that to the extent required to avoid taxation under Section 409A(a) of the Internal Revenue Code (the “Code”) the Company shall pay the Termination Severance on the date that is six months plus one day after the date of termination. Notwithstanding the foregoing, if the Company’s funds are not sufficient to pay the Termination Severance as scheduled without jeopardizing the Company’s solvency, the Company shall pay the Termination Severance during the first calendar year in which the Company’s funds are sufficient to do so without jeopardizing the solvency of the Company. The Company shall also pay a portion of Employee’s COBRA premium under the same terms as it pays the Company’s other employees’ health insurance premiums for a period of one (1) year. Any such payments made pursuant to this Section V.C will be subject to all standard and regular withholdings.

D.             Employee may terminate Employee’s employment upon written notice to the Company within 30 days of any event that constitutes “Good Reason,” defined to mean (i) any material breach of this Agreement by the Company which is not cured within thirty (30) days of receipt by the Company of written notice thereof; or (ii) Employee’s decision to terminate employment at any time after 18 months following a Change in Control (as hereinafter defined). If Employee terminates for Good Reason, Employee will be entitled to receive an amount equal to the Termination Severance, as defined in Section V.C hereinabove. The Company shall pay Employee the Termination Severance within 60 days of the date of termination; provided, however, that to the extent required to avoid taxation under Section 409A(a) of the Code, the Company shall pay the Termination Severance on the date that is six months plus one day after the date of termination. Notwithstanding the foregoing, if the Company’s funds are not sufficient to pay the Termination Severance as scheduled without jeopardizing the Company’s solvency, the Company shall pay the Termination Severance during the first calendar year in which the Company’s funds are sufficient to do so without jeopardizing the solvency of the Company. The Company shall also pay a portion of Employee’s COBRA premium under the same terms as it pays the Company’s other employees’ health insurance premiums for a period of one (1) year. Any such payments made pursuant to this Section V.D will be subject to all standard and regular withholdings.

E.              If a Change in Control (as hereinafter defined) occurs during the Term of this Agreement and at any time within 18 months following such Change in Control either the Company terminates the Employee’s employment without Cause, or the Employee terminates employment with the Company for Good Reason, then the Employee shall be entitled to an amount equal to the Termination Severance, as defined in Section V.C hereinabove. The Company shall pay Employee the Termination Severance within 60 days of the date of termination; provided, however, that to the extent required to avoid taxation under Section 409A(a) of the Code, the Company shall pay the Termination Severance on the date that is six months plus one day after the date of termination. Any such payments made pursuant to this Section V.E will be subject to all standard and regular withholdings. For purposes of this Agreement, “Change in Control” shall be deemed to have occurred upon the closing of a transaction which: (i) the Company sells or otherwise disposes of all or substantially all of its assets; (ii) there is a merger or consolidation of Company with any other corporation or corporations, provided that the shareholders of Company, as a group, do not hold, immediately after such event, at least fifty percent (50%) of the voting power of the surviving or successor corporation; (iii) any person or entity, including any “person” as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the “beneficial owner” (as defined in Rule 13(d-3) under the Exchange Act) of Common Stock of Company representing fifty percent (50%) or more of the combined voting power of the voting securities of Company (exclusive of persons who are now officers or directors of Company); or (iv) the approval by the shareholders of a liquidation or dissolution of the Company.

F.               Employee may terminate this Agreement at any time for any reason upon ten business days’ notice. In the event of termination under this Section V.F., then Employee shall receive his pro rata Minimum Salary Amount and additional Salary otherwise due as of the date of termination. Any additional Salary amounts shall be calculated as soon as practicable after the date of termination.

VI.                      DISCLOSURE OF INFORMATION. Employee shall not, at any time during or after the expiration of the Term, disclose to any Person, except as required by law or as may be necessary to perform the duties and responsibilities hereunder, any non-public information (including, without limitation, non-public information obtained prior to the date hereof) concerning the business, clients or affairs of the Company, or any affiliate of the Company, for any reason or purpose whatsoever unless such information becomes publicly available or known for any reason other than in an unauthorized act of Employee. Employee shall not make any use of any of such non-public information for his own purpose or for the benefit of any Person except the Company. Upon the termination of Employee’s employment at the Company, Employee shall return to the Company all property of the Company and any affiliate of the Company then in the possession of Employee and all drawings, designs, sketches, books, records, computer tapes, discs or other electronic media and all other material containing non-public information concerning the business, clients or affairs of the Company or any affiliate of the Company. Employee shall not retain copies of any material required to be returned to the Company.

VII.                 INTELLECTUAL PROPERTY. Employee shall promptly disclose, grant and assign to the Company for its use and benefit any and all marks, designs, logos, inventions, improvements, business processes, technical information and suggestions relating in any way to the business conducted by the Company, or any affiliate of the Company, which he may develop or which may be acquired by Employee during the term of Employee’s employment at the Company (whether or not during usual working hours), together with all trademarks, patent applications, letters patent, copyrights and reissues thereof that may at any time be granted for or upon any such mark, design, logo, invention, improvement, process or technical information, if applicable. In connection therewith:

A.             Employee shall without charge, but at the expense of the Company, promptly at all times hereafter execute and deliver such applications, assignments, descriptions and other instruments as may be necessary or proper in the sole opinion of the Company to vest title to any such marks, designs, logos, inventions, improvements, business processes, technical information, trademarks, patent applications, patents, copyrights or reissues thereof in the Company and to enable it to obtain and maintain the entire right and title thereto throughout the world;

B.              Employee shall render to the Company at its expense all such assistance as it may require in the prosecution of applications for said trademarks, patents, copyrights or reissues thereof, in the prosecution or defense of interferences which may be declared involving any said trademarks, applications, patents or copyrights and in any litigation in which the Company or any of its affiliates may be involved relating to any such trademarks, patents, inventions, improvements, processes or technical information; and

C.              for the avoidance of doubt, the foregoing provisions shall be deemed to include an assignment of future copyrights in accordance with Section 201 of the Copyright Act of 1986 and any amendment or re-enactment thereof relating in any way to the business conducted by the Company or any affiliate of the Company.

VIII.            HEADINGS. Section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

IX.                      INTEGRATED AGREEMENT. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no other agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or provided for herein.

X.                           AMENDMENTS. This Agreement may be amended or modified at any time in any or all respects, but only by an instrument in writing executed by the parties hereto.

XI.                      CHOICE OF LAW. The validity of the Agreement, the construction of its terms, and the determination of the rights and duties of the parties hereto shall be governed by and construed in accordance with the internal laws of the State of California excluding conflicts of law principles. Each party irrevocably (i) submits to the exclusive jurisdiction of any California state or federal court sitting in the Southern District of California, with respect to matters arising out of or relating hereto, (ii) agrees that all claims with respect to such action or proceeding may be heard and determined in such California state or federal court, (iii) waives to the fullest possible extent, the defense of an inconvenient forum, (iv) waives the right to a trial by jury and (v) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

XII.                 NO STRICT CONSTRUCTION. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their collective mutual intent, and no rule of strict construction shall be applied against any Person. The term “including” as used herein shall be by way of example and shall not be deemed to constitute a limitation of any term or provision contained herein.

XIII.            ATTORNEY’S FEES AND COSTS. If an action at law or in equity is necessary to enforce or interpret any provision of this Agreement, each party shall bear its own expenses associated with enforcing or interpreting such provision.

XIV.            NOTICES. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand and received by the addressee, or (b) delivered by a nationally recognized overnight delivery service and received by the addressee, in each case as follows:

If to Employee:	Joseph M. Dahan
1810 Rising Glen Road
Los Angeles, CA 90069
With a copy to:	David P. Markman
Greenberg Traurig
2450 Colorado Avenue
Suite 400E
Santa Monica, CA 90404
If to the Company:	Marc Crossman or Chief Executive Officer
Innovo Group Inc.
5901 S. Eastern Avenue
Commerce, CA 90040
With a copy to:	Dustin Huffine or General Counsel
Innovo Group Inc.
5901 S. Eastern Avenue
Commerce, CA 90040

or to such other addresses as a party may designate by notice to the other parties.

XV.                 ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, assigns, heirs, estate, legatees and legal representatives. The rights and obligations of the Company under this Agreement may be assigned to or assumed by any other Person. Employees’ rights or obligations hereunder may not be assigned to or assumed by any other Person. Any assignment by the Company shall not affect the Employee’s duties or responsibilities under this Agreement.

XVI.                    SEVERABILITY. Each provision of the Agreement is intended to be severable. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable, the same shall not affect the validity or enforceability of any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. Notwithstanding the foregoing, however, no provision shall be severed if it is clearly apparent under the circumstances that the parties would not have entered into the Agreement without such provision.

XVII.               SURVIVAL. The provisions of Sections VI through XVII shall survive the termination of the employment period or termination of this Agreement.

XVIII.               DISPUTE RESOLUTION PROCEDURES.

A.              Arbitration.

i)                  Agreement to Arbitrate Disputes. The Company and Employee hereby agree that any dispute with any party (including the Company’s affiliates, successors, predecessors, contractors, employees and agents) that may arise from Employee’s employment with the Company or the termination of Employee’s employment with the Company and that cannot be resolved after negotiation and mediation, if applicable, must be submitted for resolution by mandatory, binding arbitration. The arbitration requirement applies to all statutory, contractual and/or common law claims arising from employment with the Company including but not limited to claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act of 1963, the California Fair Employment and Housing Act, the California Labor Code Sections 200, et seq., 970 and 1050 et seq., the Fair Labor Standards Act and claims of defamation under California Civil Code Section 44, et seq. or common law. Both the Company and the Employee shall be precluded from bringing or raising in court or another forum any dispute that was or could have been submitted to binding arbitration. This arbitration requirement does not apply to claims for workers’ compensation benefits, claims arising under ERISA (29 U.S.C. § 1001 et seq.) or provisional remedies under California Code of Civil Procedure Section 1281.8.

ii)              Conduct of Arbitration. Binding arbitration under this Agreement shall be conducted in Los Angeles County, California, in accordance the applicable rules of Judicial Arbitration and Mediation Service (JAMS) or any successor or related service and any applicable state or local laws. The arbitration shall be conducted before a neutral arbitrator selected by both parties in accordance with such rules. The arbitrator shall be a neutral and impartial lawyer with excellent academic and professional credentials (i) who is or has been practicing law for at least 15 years, specializing in either employment litigation or general corporate and commercial matters, and (ii) who has had both training and experience as an arbitrator or a judge and who has successfully arbitrated at least ten cases. Any dispute with any party which arises from Employee’s employment with the Company or termination of employment with the Company must be submitted to binding arbitration within the applicable statute of limitations prescribed by law; provided, however, that the applicable limitations period will be deemed to be tolled after the provision of a Dispute Notice during any period within which the parties are actively engaged in negotiation pursuant to Section VIII.A or mediation pursuant to Section VIII.B. For this purpose, the parties will be “actively engaged” during the period subsequent to either party providing the other party with a Dispute Notice through the date either party provides written notice to the other party that the negotiation or mediation is terminated (other than the termination of a negotiation by a Mediation Notice, in which case the tolling will continue). With the exception of a filing fee that shall not exceed the cost to file a comparable claim in state or federal court, the Company shall pay the fees and costs of the Arbitrator, and each party shall pay for its own costs and attorneys’ fees. However, the Arbitrator may award costs and or attorneys’ fees to the prevailing party to the extent permitted by law. The parties will be permitted to conduct discovery as provided by the California Code of Civil Procedure Section 1283.05. The arbitrator shall, within thirty days of the conclusion of the arbitration, issue a written opinion setting forth the factual and legal bases for his or her decision. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.

iii)          Acknowledgment. EMPLOYEE ACKNOWLEDGES THAT HE HAS CAREFULLY READ THIS AGREEMENT, AND UNDERSTANDS AND AGREES TO ITS TERMS. EMPLOYEE HAS ENTERED INTO THIS AGREEMENT VOLUNTARILY, AND HAS NOT RELIED UPON ANY PROMISES OR REPRESENTATIONS OTHER THAN THOSE CONTAINED HEREIN. EMPLOYEE UNDERSTANDS HE IS GIVING UP HIS RIGHT TO A JURY TRIAL BY ENTERING INTO THIS AGREEMENT.

XIX.                    DIRECTOR AND OFFICER INSURANCE. Company shall maintain during the Term of this Agreement and for no less than 6 years thereafter, adequate director and officer insurance to cover any real or threatened claims, proceedings or lawsuits arising out of or related to Employee’s employment by Company and performance of his duties and responsibilities under this Agreement.

XX.                         CODE SECTION 409A. The Company and Employee acknowledge and agree that the interpretation of Section 409A of the Code and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to the Employee that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A and, in the event that any such benefit or payment is deemed to not comply with Section 409A, the Company and Employee agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply, or (ii) compliance with Section 409A will be achieved. In any event, the Company makes no representation or warranty and the Company shall have no liability to Employee or any other person if any provisions of this Agreement are determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of such provisions do not satisfy the additional conditions applicable to nonqualified deferred compensation under Section 409A of the Code.

[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

EMPLOYEE
/s/ JOSEPH M. DAHAN
Joseph M. Dahan
INNOVO GROUP INC.
By:	/s/ MARC CROSSMAN
Name:	Marc Crossman
Title:	President and CEO